Exhibit 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Blast Energy Services, Inc.
Houston, Texas

We have audited the accompanying statements of combined revenues and direct operating expenses of the oil and gas properties located in Matagorda County, Texas, purchased by Blast Energy Services, Inc. from Sun Resources Texas, Inc. (the “Acquired Properties”) for the years ended December 31, 2009 and 2008. These statements are the responsibility of the Blast Energy Services, Inc and Sun Resources Texas, Inc. management. Our responsibility is to express an opinion on the statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statements are free of material misstatement. We were not engaged to perform an audit of the Acquired Properties’ internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Acquired Properties’ internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statement presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission for inclusion in Blast Energy Services, Inc.’s Form 8-K/A and are not intended to be a complete financial presentation of the Acquired Properties.

In our opinion, the statements referred to above present fairly, in all material respects, the combined revenues and direct operating expenses of the Acquired Properties for the years ended December 31, 2009 and 2008, in conformity with accounting principles generally accepted in the United States.

/s/ GBH CPAs, PC

www.gbhcpas.com
Houston, Texas
December 7, 2010

BLAST ENERGY SERVICES, INC.
STATEMENTS OF COMBINED REVENUES AND DIRECT OPERATING EXPENSE OF
THE OIL AND GAS PROPERTIES PURCHASED FROM SUN RESOURCES TEXAS, INC.

	Nine months ended September 30,		Years ended December 31,
	2010	2009	2009	2008
	(Unaudited)		(Audited)
Revenues	$ 348,000	$ 86,700	$ 144,000	$411,500
Operating expenses	(170,400)	(138,000)	(179,000)	(202,700)

Excess of revenues over direct operating expenses	$ 177,600	$(51,300)	$ (35,000)	$ 208,800

The accompanying notes are an integral part of these statements.

BLAST ENERGY SERVICES, INC.
NOTES TO STATEMENTS OF COMBINED REVENUES
AND DIRECT OPERATING EXPENSES

NOTE 1 – THE PROPERTIES

On September 23, 2010, Blast Energy Services, Inc. (“Blast”) closed on a sales agreement with Sun Resources Texas, Inc. (“Sun”), a privately-held company based in Longview, Texas, to acquire Sun’s oil and gas interests in the North Sugar Valley Field (the “Field”) located in Matagorda County, Texas. Under the terms of the sales agreement with Sun, Blast (i) made a cash payment of $600,000; (ii) issued an interest free promissory note for $300,000, payable in full on or before October 8, 2011; and (iii) issued to the shareholders of Sun 6,000,000 shares of Blast’s common stock with a value of $300,000 based upon the closing market price of Blast’s stock on the day the agreement was signed, for Sun’s approximately 66% working interest in three wells on the Field currently producing approximately 43 gross barrels of oil per day from the Gravier Sand formation (the “Properties”).  The effective date of the sale is October 1, 2010.

Under the terms of the agreement, Sun will continue to act as Operator of the properties.  Sun has retained a 1% working interest in the wells, which may be conveyed back to Blast at a later date.   Blast did not assume any liabilities or obligations of the Properties.

NOTE 2 – BASIS FOR PRESENTATION

The statements of combined revenue and direct operating have been derived from Sun’s historical financial records and are prepared on the accrual basis of accounting.  Revenues and operating expenses as set forth in the accompanying statements include revenues from oil and gas production, net of royalties, and associated operating expenses related to the net revenue interest and net working interest, respectively.  The revenues and expenses in the statements represent Blast’s acquired interest.

During the periods presented, the Properties were not accounted for or operated as a separate division by Sun.  Accordingly, full separate financial statements prepared in accordance with generally accepted accounting principles do not exist and are not practicable to obtain in these circumstances.

These statements vary from an income statement in that they do not show certain expenses which were incurred in connection with the ownership of the Properties, such as general and administrative expenses and income taxes.  These costs were not separately allocated to the Properties in the Sun historical financial records and any pro forma allocation would be both time consuming and expensive and would not be a reliable estimate of what these costs would actually have been had the Properties been operated historically as a stand-alone entity.  In addition, these allocations, if made using historical Sun general and administrative structures and tax burdens, would not produce allocations that would be indicative of the historical performance of the Properties had they been assets of Blast due to the varying size, structure, and operations between Blast and Sun.  These statements also do not include provisions for depreciation, depletion and amortization, as such amounts would not be indicative of future costs and those costs which would be incurred by Blast upon allocation of the purchase price.  Accordingly, the accompanying statements and other information presented are not indicative of the financial condition or results of operations of the Properties going forward due to the changes in the business and the omission of various expenses typically incurred in ownership and management of the Properties.

For the same reason, primarily the lack of segregated or easily obtainable reliable data on asset values and related liabilities, a balance sheet is not presented for the Properties.

At the end of the economic life of the Properties, certain restoration and abandonment costs will be incurred by the respective owners of these fields.  No expenses for these costs are included in the accompanying statements.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates in Financial Statement Preparation.  The preparation of Statements of Combined Revenues and Direct Operating Expenses in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting periods.  While management believes that the estimates and assumptions used in the preparation of the statements are appropriate, actual results could differ from these estimates.

Revenue and Cost Recognition.  Blast recognizes oil and natural gas revenue under the sales method of accounting for its interests in producing wells as oil and natural gas is produced and sold from those wells. Oil and natural gas sold by Blast is not expected to be significantly different from Blast’s share of production.  Costs associated with production are expensed in the period incurred.

NOTE 4 – SUPPLEMENTAL OIL AND GAS INFORMATION (Unaudited)

In December 2008, the Securities and Exchange Commission (“SEC”) announced revisions to its regulations on oil and natural gas reporting.  In January 2010, the Financial Accounting Standards Board issued an accounting standards update which was intended to harmonize the accounting literature with the SEC’s new regulations.  The revised regulations were applied in estimating and reporting our reserves as of December 31, 2009.

The estimates of proved oil and gas reserves utilized in the preparation of these statements were prepared by Mire & Associates, independent petroleum engineers.

Future cash inflows for 2009 were computed by applying the average realized price for the year to the year-end quantity of proved reserves.  The 2009 average price was calculated using the un-weighted arithmetic average of the actual price received at the beginning of each month within such period. Future cash inflows for 2008 were computed by applying the year end spot price to the year-end quantities of proved reserves. The difference in average versus year end pricing for 2009 versus 2008, respectively, is reflected as a component of change in prices in the table below.  Future development, abandonment and production costs were computed by estimating the expenditures to be incurred in developing and producing proved oil and natural gas reserves at the end of the year, based on year-end costs.  Future income taxes were computed by applying statutory tax rates to the estimated net pre-tax cash flows, after consideration of tax basis and tax credits and any carryforwards.  All of the reserves are located in the United States.  For information about the results of operations from oil and gas producing activities, see the statements of combined revenues and direct operating expenses.

There are numerous uncertainties inherent in estimating quantities of proved reserves, projecting future rates of production and projecting the timing of development expenditures, including many factors beyond our control.  The reserve data represents only estimates.  Reservoir engineering is a subjective process of estimating underground accumulations of natural gas and oil that cannot be measured in an exact manner.  The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretations and judgment.  All estimates of proved reserves are determined according to the rules prescribed by the SEC.  These rules indicate that the standard of “reasonable certainty” be applied to the proved reserve estimates.  This concept of reasonable certainty implies that as more technical data becomes available, a positive, or upward, revision is more likely than a negative, or downward, revision.  Estimates are subject to revision based upon a number of factors, including reservoir performance, prices, economic conditions and government restrictions.  In addition, results of drilling, testing and production subsequent to the date of an estimate may justify revision of that estimate.  Reserve estimates are often different from the quantities of natural gas and oil that are ultimately recovered.  The meaningfulness of reserve estimates is highly dependent on the accuracy of the assumptions on which they were based.  In general, the volume of production from natural gas and oil properties we own declines as reserves are depleted.  Except to the extent we conduct successful development activities or acquire additional properties containing proved reserves, or both, our proved reserves will decline as reserves are produced.  There have been no major discoveries or other events, favorable or adverse, that may be considered to have caused a significant change in the estimated proved reserves since the properties were acquired.  Blast emphasizes that reserve estimates are inherently imprecise. Accordingly, the estimates are expected to change as more current information becomes available.

Estimated Quantities of Proved Oil and Gas Reserves

The following table sets forth proved oil reserves together with the changes therein for the years ended December 31, 2009 and 2008 (in thousands).  Units of oil are in thousands of barrels (MBbls). The acquired properties do not contain any proved undeveloped oil reserves or any proved developed or undeveloped natural gas reserves.

	2009	2008
Proved reserves:
Beginning of period	69	73
Revisions	-	-
Extensions and discoveries	-	-
Sales of minerals-in-place	-	-
Purchases of minerals-in-place	-	-
Production	(3)	(4)
End of period	66	69

Proved developed reserves:
Beginning of period	69	73
End of period	66	69

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The standardized measure of discounted future net cash flows, in management’s opinion, should be examined with caution.  The basis for this table is the reserve studies prepared by independent petroleum engineering consultants, which contain imprecise estimates of quantities and rates of future production of reserves.  Revisions of previous year estimates can have a significant impact on these results.  Therefore, the standardized measure of discounted future net cash flow is not necessarily indicative of the fair value of the Company’s proved oil and natural gas properties.

Future income tax expense was computed by applying statutory rates, less the effects of tax credits for each period presented, to the difference between pre-tax net cash flows relating to the Company’s proved reserves and the tax basis of proved properties, after consideration of available net operating loss and percentage depletion carryovers.

The following table sets forth the standardized measure of discounted future net cash flows (stated in thousands) relating to proved reserves as of December 31, 2009 and 2008:

	2009	2008
	(in thousands)
Future cash inflows	1,778	103
Future costs:
Production	(1,115)	(94)
Development	-	-
Income taxes	-	-
Future net cash inflows	663	9
10% discount factor	(245)	(5)
Standardized measure of discounted net cash flows	418	4

Summary of Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following table sets forth the changes in the standardized measure of future net cash flows discounted at 10% per annum (stated in thousands):

	2009	2008
Beginning of period	4	890
Sales of oil and natural gas produced, net of production costs	(3)	(190)
Extensions and discoveries	-	-
Net change of prices and production costs	417	(696)
Change in future development costs	-	-
Previous estimated development costs incurred	-	-
Revisions of previous quantity estimates	-	-
Accretion of discount	-	-
Change in income taxes	-	-
Purchases of reserves in place	-	-
End of period	418	4

The estimated present value of future cash flows relating to proved reserves is extremely sensitive to prices used at any measurement period.  The prices used for the years ended December 31, 2009 and 2008, as adjusted, were as follows:

As of December 31,	Oil
2009 (average price)	$57.79
2008 (end of year price)	$40.04

NOTE 5 – SUBSEQUENT EVENTS

Subsequent events have been evaluated for recognition and disclosure through December 7, 2010 and there are no material subsequent events to report.